PHELPS DODGE CORPORATION AND SUBSIDIARIES
Exhibit 11
COMPUTATION OF PER SHARE EARNINGS
(in millions except per share data)

	For the years ended
	December 31,
	2005	2004	2003
Income (loss) from continuing operations before extraordinary item and cumulative effective of accounting changes	$1,583.9	1,023.6	(21.1)
Income (loss) from discontinued operations	(17.4)	22.7	39.2
Extraordinary item	—	—	68.3
Cumulative effect of accounting changes (1)	(10.1)	—	8.4

Net income	$1,556.4	1,046.3	94.8
Preferred stock dividends	(6.8)	(13.5)	(13.5)

Net income applicable to common shares	$1,549.6	1,032.8	81.3

Basic:
Weighted average number of common shares outstanding	97.9	93.4	88.8

Diluted:
Weighted average number of common shares outstanding	97.9	93.4	88.8
Weighted average common stock equivalents — stock options	0.4	0.9	0.4
Weighted average common stock equivalents — restricted stock	0.4	0.4	0.2
Weighted average conversion of mandatory convertible preferred stock	2.6	4.2	4.7

Diluted weighted average number of common shares outstanding (2)	101.3	98.9	94.1

Basic earnings per common share:

Income (loss) from continuing operations	$16.12	10.82	(0.39)
Income (loss) from discontinued operations	(0.18)	0.24	0.45
Extraordinary item	—	—	0.77
Cumulative effect of accounting changes (1)	(0.10)	—	0.09

Basic earnings per common share	$15.84	11.06	0.92

Diluted earnings per common share:

Income (loss) from continuing operations	$15.64	10.35	(0.39)
Income (loss) from discontinued operations	(0.17)	0.23	0.45
Extraordinary item	—	—	0.77
Cumulative effect of accounting changes (1)	(0.10)	—	0.09

Diluted earnings per common share (2)	$15.37	10.58	0.92

(1)	The year ended December 31, 2005, included adoption of FIN 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143;” the year ended December 31, 2003, included adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

(2)	For the year ended December 31, 2003, diluted earnings per common share from continuing operations was anti-dilutive; therefore, diluted earnings per common share was based on basic average number of shares outstanding.